Exhibit 4.25

ABBOTT LABORATORIES

OFFICERS’ CERTIFICATE

and

COMPANY ORDER

May 12, 2006

With respect to the issuance by Abbott Laboratories (the “Company”) of $500,000,000 aggregate principal amount of 5.375% Notes due 2009 (the “2009 Notes”), $1,500,000,000 aggregate principal amount of 5.600% Notes due 2011 (the “2011 Notes”) and $2,000,000,000 aggregate principal amount of 5.875% Notes due 2016 (the “2016 Notes” and, together with the 2009 Notes and the 2011 Notes, the “Notes”), Greg W. Linder and Robert E. Funck, officers of the Company, certify pursuant to Sections 3.1 and 3.3 of the Indenture, dated as of February 9, 2001, as supplemented by the Supplemental Indenture, dated as of February 27, 2006 (as supplemented, the “Indenture”), between the Company and J. P. Morgan Trust Company, National Association, successor in interest to Bank One Trust Company, N.A., as Trustee (the “Trustee”), as follows:

1.                                       We have read Sections 2.1, 3.1 and 3.3 of the Indenture and the definitions therein relating hereto, reviewed the resolutions of the Board of Directors of the Company adopted on February 16 and 17, 2006 (attached as Exhibit B to the Secretary’s Certificate of even date herewith), the Actions of the Authorized Officers of May 9, 2006 (attached as Exhibit C to the Secretary’s Certificate of even date herewith), conferred with executive officers of the Company and, in our opinion, made such other examinations and investigations as are necessary to enable us to express an informed opinion as to whether Sections 2.1, 3.1 and 3.3 of the Indenture have been complied with.

2.                                       Based on the above-described examinations and investigations, in our opinion, all conditions precedent relating to the authentication and delivery of the Notes, including those conditions under Sections 2.1, 3.1 and 3.3 of the Indenture, have been complied with.

3.                                       The terms of the Notes are set forth in the Actions of the Authorized Officers, dated May 9, 2006 (attached as Exhibit C to the Secretary’s Certificate of even date herewith).

4.                                       In accordance with the provisions of Section 3.3 of the Indenture, the Trustee is hereby authorized and requested to authenticate the Notes and to deliver such Notes to or at the direction of ABN AMRO Incorporated, as representative of the several underwriters.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned thereto in the Indenture.

IN WITNESS WHEREOF, the undersigned have executed this Officers’ Certificate and Company Order as of the date first above written.

ABBOTT LABORATORIES

By:	/s/ Greg W. Linder
Name:	Greg W. Linder
Title:	Vice President and Controller

By:	/s/ Robert E. Funck
Name:	Robert E. Funck
Title:	Vice President and Treasurer